EXHIBIT 3.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TOUCHSTONE RESOURCES USA, INC.
     Touchstone Resources USA, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     A. The name of the corporation is Touchstone Resources USA, Inc. The corporation was originally incorporated under the name The Coffee Exchange, Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 5, 2001.
     B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the corporation’s Certificate of Incorporation; as amended on March 18, 2004.
     C. The terms and provisions of this Amended and Restated Certificate of Incorporation have been duly proposed by the directors and approved by the stockholders of the corporation by written consent in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
     D. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
     FIRST. The name of this corporation is “Touchstone Resources USA, Inc.”
     SECOND. The address of this corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, 19808, county of New Castle. The name of the agent at that address is Corporation Service Company.
     THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations maybe organized pursuant to the General Corporation Law of the State of Delaware.
     FOURTH. The total number of shares of stock, which this corporation shall have authority to issue, is One Hundred Fifty-Five Million (155,000,000) with a par value of ($.001) per share. One Hundred Fifty Million (150,000,000) of those shares are Common Stock and Five Million (5,000 000) of those shares are Preferred Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) as determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) of Article FIFTH of this Certificate of Incorporation, or (ii) as otherwise provided by the Delaware General Corporation Law, as amended from time to time. The stockholders shall not possess cumulative voting rights. The holders of shares of capital stock of the corporation shall not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue. The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.
     FIFTH. The Board of Directors of this corporation shall be, and hereby is, authorized and empowered, subject to limitations prescribed by law and the provisions of Article FOURTH of this Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
     (1) The number of shares that constitute such series and the distinctive designation of such series;
     (2) The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;
     (3) Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
     (4) Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate, in such events as the Board of Directors shah determine;
     (5) Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or after which those shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary in different circumstances and at different redemption dates;
     (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such fund;
     (7) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, of payment of shares of such series; and
     (8) Any other relative rights, preferences and limitations of such series.
     SIXTH. Each director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived any improper personal benefit. In the event that the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors of this corporation, then the liability of each director of this corporation shall be eliminated or limited to the fullest and most complete extent permitted by the Delaware General Corporation Law, as so amended.
     Any repeal or modification of this article by the stockholders of this corporation shall not adversely affect any right or protection of any director of this corporation existing at the time of such repeal or modification.
     SEVENTH. This corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision specified in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at any such time then in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
     EIGHTH. (a) The number of directors constituting the entire Board of Directors of this corporation shall be not less than one (1) nor more than five (5) as fixed from time to time by vote of a majority of the entire Board of Directors of this corporation; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at that time in office.
     (a) Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of this corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws or this corporation), any director or the entire Board of Directors of this corporation maybe removed ay any time, but only for cause and only by the affirmative vote of the holders of seventy-five percent (75%) or more of the outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors cast at a meeting of the stockholders of this corporation called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of this corporation, the provisions of this article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.
     NINTH. All of the powers of this corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the bylaws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that bylaws shall not be adopted, altered, amended or repealed by the stockholders of this corporation, except by the vote of the holders of not less than two thirds (2/3) of the outstanding shares of stock entitled to vote upon the election of directors.

     IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer on the 3rd day of June, 2004.

TOUCHSTONE RESOURCES USA, INC.
By:	/s/ Stephen R. Harrington
Stephen R. Harrington, President

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